Exhibit 99.5
EXHIBIT 12
THE STANLEY WORKS AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
For the fiscal years ended January 3, 2009, December 29, 2007, December 30, 2006,
December 31, 2005, and January 1, 2005
(Millions of Dollars)
The following table has been revised to reflect the adoption of Financial Accounting Standards Board Staff Position No.APB 14-1, Accounting for Convertible Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”), as of January 3, 2009. The Company has recorded non-cash interest expense of $10.2 million and $7.6 million in 2008 and 2007, respectively, pertaining to the adoption of FSP APB 14-1 which has been applied retrospectively to all periods presented. This non-cash interest expense has reduced the ratio of earnings to fixed charges previously reported in the years 2008 and 2007.

	Fiscal Year
	2008	2007	2006	2005	2004
Earnings from continuing operations before income taxes and noncontrolling interests	$293.2	$429.3	$351.5	$344.5	$313.3
Add:
Interest expense	92.1	92.8	69.3	40.4	38.6
Portion of rents representative of interest factor	19.7	19.2	15.7	12.7	9.7

Income as adjusted	$405.0	$541.3	$436.5	$397.6	$361.6
Fixed charges:
Interest expense	$92.1	$92.8	$69.3	$40.4	$38.6
Portion of rents representative of interest factor	19.7	19.2	15.7	12.7	9.7

Fixed charges	$111.8	$112.0	$85.0	$53.1	$48.3

Ratio of earnings to fixed charges	3.6	4.8	5.1	7.5	7.5

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